UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 1, 2005

Health Net, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12718	95-4288333
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

21650 Oxnard Street, Woodland Hills, California		91367
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(818) 676-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On December 1, 2005, Health Net, Inc. (the "Company") elected to post an $85,577,000 surety bond (the "Surety Bond") to suspend the effect, and secure the Company’s appeal, of the final judgment entered against the Company in litigation involving the liquidation of a Texas health plan (the "AmCare-TX Plan") the Company sold to AmCareco, Inc. ("AmCareco") in 1999 (the "AmCareco Sale"). The AmCare-TX litigation is more fully described in Note 9 to the Company’s consolidated financial statements in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (the "Form 10-Q"). The Surety Bond was issued in favor of the clerk of the 19th Judicial District Court for the Parish of East Baton Rouge, Louisiana (the "Court") for the benefit of the receiver overseeing the liquidation of the AmCare-TX Plan. The Surety Bond is secured by a $75,577,000 irrevocable standby letter of credit (the "LC") issued under the Company’s senior credit facility in favor of the issuer of the Surety Bond.

Under the Surety Bond and LC arrangement, if the Company were to fail to pay the amount, if any, of a final judgment under the AmCare-TX Plan litigation following appeal, the issuer of the Surety Bond would make payment in satisfaction of the judgment. The Company would, in turn, be responsible for reimbursing the issuing bank under the LC to the extent that the issuer of the Surety Bond were to draw on the LC. To the extent the Company incurs liabilities as a result of the arrangements under the Surety Bond or the LC, such liabilities would be included on the Company’s consolidated balance sheet. At this time, the Company does not believe it will be required to fund or draw down any amounts related to the Surety Bond or the LC.

The Company expects to post additional surety bonds secured by letters of credit once final judgments have been entered in the litigation involving the liquidation of the Louisiana health plan ("AmCare-LA Plan") and Oklahoma health plan ("AmCare-OK Plan"), each of which were sold by the Company to AmCareco in the AmCareco Sale. The AmCare-LA Plan litigation and AmCare-OK Plan litigation are more fully described in the Form 10-Q.

Since the November 2, 2005 filing of the Form 10-Q, the Court entered judgment against the Company in favor of the receiver for the AmCare-LA Plan and the receiver for the AmCare-OK Plan and awarded compensatory damages to such receivers in the amount of approximately $9.5 million and approximately $17.1 million, respectively. In each case, the Court found that there was sufficient evidence for an award of punitive damages and attorneys’ fees. The amount of any awards of punitive damages and attorneys’ fees will be determined in a separate hearing to be scheduled by the Court. It is not known at this time when the Court will enter final judgment in the AmCare-LA Plan litigation or the AmCare-OK Plan litigation. The Company intends to appeal both of the compensatory damage judgments and also intends to appeal any awards of punitive damages and attorneys' fees.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Net, Inc.

December 7, 2005	By:	B. Curtis Westen

Name: B. Curtis Westen
Title: Senior Vice President, General Counsel and Secretary